Exhibit 5.1 & 23.1

February 25, 2011

B. Riley & Co., LLC
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA  90025
Attn:  Thomas Kelleher

Gentlemen:

We have acted as counsel to Advanced Photonix, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to an aggregate of 1,200,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), pursuant to (x) a Registration Statement on Form S-3 (File No. 333-171390) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”) and (y) the terms and conditions of the Underwriting Agreement, dated February 25, 2011 (the “Underwriting Agreement”), by and between the Company and you. This opinion is being delivered to you pursuant to Section 6(d) of the Underwriting Agreement. Capitalized terms used herein have the respective meanings ascribed thereto in the Underwriting Agreement unless otherwise defined herein.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law we have deemed necessary for the purpose of rendering the opinions set forth herein, including, without limitation: (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the Company’s amended and restated certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware and (vi) the Company’s amended and restated bylaws as certified by the Secretary of the Company.   In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)
The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and without limiting the generality of the foregoing qualification;

(ii)
limitations imposed by general principles of equity upon the availability of equitable remedies and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or which would be commercially unreasonable, or where their breach is not material;

(iii)
the effect of judicial decisions that may permit the introduction of extrinsic evidence to supplement the terms of the Underwriting Agreement or to aid in the interpretation of the Underwriting Agreement;

(iv)
we express no opinion as to the enforceability of any provisions of any agreement providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy;

(v)	we express no opinion as to the enforceability of provisions of the Underwriting Agreement that impose, or that are construed as effectively imposing, penalties;

(vi)	the enforceability of provisions of the Underwriting Agreement that purport to establish evidentiary standards or make determinations conclusive;

(vii)
we express no opinion as to the enforceability of any choice of law provisions contained in the Underwriting Agreement or the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Underwriting Agreement or that purport to cause any party to waive or alter any right to a trial by jury or that waive objection to jurisdiction; and

(viii)
except to the extent encompassed by an opinion set forth below with respect to the Company, the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any agreement with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

The Shares, when and if issued and sold by the Company in the manner described in the Registration Statement, the Prospectus, the Prospectus Supplement and in accordance with the Underwriting Agreement will be duly and validly issued, fully paid and nonassessable.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Shares, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

We express no opinion as to matters governed by any laws other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware, and (iii) the federal laws of the United States of America, in each case as in effect on the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing or other public dissemination of this opinion.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DORNBUSH SCHAEFFER STRONGIN
& VENAGLIA, LLP

By:	/s/ Landey Strongin, Esp.
Landey Strongin, Esq.